Exhibit 99.1

Central European Distribution Corporation Issues Upward Guidance for 2004

and Announces it is in Line with 2003 Guidance

SARASOTA, Fla., Feb. 4, 2004 /PRNewswire-FirstCall/ Central European Distribution Corporation (Nasdaq: CEDC) today announced that it is raising its 2004 fully diluted earnings per share guidance from a previously projected $1.83-$1.90 to $1.85-$1.92 and is raising its 2004 net sales guidance from $515-$525 million to $518-$528 million as recent acquisitions made by the Company are posting stronger than expected results. The earnings per share guidance is based on estimated fully diluted shares outstanding of approximately 11.2 million for full year 2004 and does not give effect to any acquisitions that the Company may complete in 2004.

The Company also announced today that it will be in line with previous full year 2003 Company guidance of approximately $423-$428 million in net sales and $1.43-$1.46 fully diluted earnings per share. Both net sales and fully diluted earnings per share would be an increase of approximately 44% over 2002 results.

William Carey, Chairman and CEO, said, “We are pleased with our strong finish in 2003 with organic sales for 2003 rising by approximately 12%. In 2004, we are committed to continuing our strategy of acquiring well-positioned, alcohol-related distribution companies and production companies in Poland that would be accretive to earnings.”

Mr. Carey continued, “The above-mentioned guidance for 2004 does not reflect any distribution or production acquisitions that we may conclude in 2004. We are scheduled to file our 2003 audited results between March 8th and March 15th.”

CEDC is one of the leading importers of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland. The Company operates nine distribution centers and 58 satellite branches throughout Poland. It distributes many of the world’s leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Jose Cuervo Tequila, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Beck’s, Foster’s, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2002, and other periodic reports filed with the Securities and Exchange Commission.

Contact:

James Archbold

Vice President and Director of Investor Relations

Central European Distribution Corporation

www.ced-c.com

941-330-1558